Exhibit 10.1

                                    WQN, INC.
                               14911 Quorum Drive
                                    Suite 140
                               Dallas, Texas 75254

                                 October 5, 2005

VOIP, Inc.
12330 S.W. 53rd Street
Suite 712
Ft. Lauderdale, Florida 33330

Re:   Accounts

Ladies and Gentlemen:

      This letter ("Letter Agreement") confirms our agreement with respect to certain matters arising out of the Asset Purchase Agreement dated as of August 3, 2005 (the "Agreement"), by and among WQN, Inc., a Delaware corporation (the "Seller"), VOIP, Inc., a Texas corporation (the "Parent"), and VOIP Acquisition Company, a Delaware corporation (the "Buyer"). Capitalized terms defined in the Agreement and not otherwise defined herein are used herein as so defined in the Agreement.

      Pursuant to Section 7.15 of the Agreement, the parties have agreed that the Accounts Receivable of the Seller conveyed to the Buyer as part of the Assets at Closing, net of the allowance for doubtful accounts (the "Assumed Accounts Receivable"), shall equal or exceed the Seller's accounts payable and accrued liabilities which are assumed by the Buyer hereunder as of the Closing Date. None of such Assumed Accounts Receivable shall be more than sixty (60) days past due. If any Assumed Accounts Receivable remain uncollected at the end of the sixty (60) day period referred to below, (a) the Seller shall reimburse the Buyer the amount of such Assumed Accounts Receivable, (b) such Assumed Accounts Receivable will not be deemed part of the transferred Assets, and (c) Seller shall retain the right to pursue collection thereof.

      To the extent that such Assumed Accounts Receivable conveyed to the Buyer are less than the Seller's accounts payable and accrued liabilities assumed by the Buyer, the Seller shall pay to the Parent the difference in cash (the "Excess Amount"). Seller shall pay to Buyer on the Closing Date, an amount determined by subtracting the estimated Assumed Accounts Receivable amount, a detail of which is set forth in Exhibit A attached hereto, from the estimated accounts payable and accrued expenses amount, a detail of which is set forth in Exhibit B attached hereto, by wire transfer in immediately available funds.

      In order to determine the actual amount of Assumed Accounts Receivable and accounts payable and accrued liabilities assumed at Closing, and to determine the actual Excess Amount, the parties agree to the following procedure:

      As promptly as practicable after the Closing Date (but in any event within sixty (60) days after the Closing Date), the Seller shall prepare or cause to be prepared a statement of the Assumed Accounts Receivable and a schedule of aging thereof and a schedule of the accounts payable and accrued liabilities assumed by the Buyer, as of immediately prior to the Closing (the "Closing Statement") and submit the Closing Statement, along with appropriate documentation and work papers in connection therewith, to the Buyer and Parent for review.

      Notwithstanding anything contained herein, Seller shall be permitted to update the Closing Statement until such time as the Closing Statement and Excess Amount are deemed final.

      The Parent and the Buyer will have a period of up to thirty (30) days following the delivery of the Closing Statement to notify the Seller of any disagreements with the Closing Statement. Failure to notify the Seller within such 30-day period shall be deemed acceptance of the Closing Statement. In the event the Parent or the Buyer timely notifies the Seller of any disagreement, the parties agree that each of them will attempt in good faith to resolve such disagreement. If, within thirty (30) days after delivery to the Seller of the notification by the Parent or the Buyer of a disagreement, the parties are unable to resolve such disagreement, the parties shall submit the determination of such matters to an independent accountant of national standing reasonably acceptable to the Seller and the Parent (the "Independent Auditor"), whose decision shall be binding on the parties. The cost of the Independent Auditor shall be paid by the party whose aggregate estimate of the disputed amount or amounts, as the case may be, differs most greatly from the determination of the Independent Auditor.

      Upon receipt of the determination of any Excess Amount, payment shall be made pursuant to Section 7.15 of the Agreement. Any cash payment to be made as a result of adjustments made in accordance with Section 7.15 shall be paid within five (5) business days of the determination of such adjustments by wire transfer of immediately available funds. Any such payment shall be made to such account or accounts as may be designated by the party entitled to such payment at least two (2) business days prior to the date that such payment is to be made.

      If the Seller is required to pay the Excess Amount, the Parent shall issue to the Seller (not to the Buyer, as formerly set forth in the Agreement, which error is hereby corrected) a number of shares of Parent Common Stock equal to one share of Parent Common Stock for each dollar paid of the Excess Amount, up to a maximum of 500,000 shares.

      If the Seller is required to reimburse the Parent for Assumed Accounts Receivable not collected within the sixty (60) day period specified, above, the Parent shall issue to the Seller a number of shares of Parent Common Stock equal to the amount of such reimbursement divided by two (2).

      This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to its choice of law provisions.


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

      This Letter Agreement may be executed in one or more counterparts, all of which taken together shall constitute but one and the same instrument. This Letter Agreement may be executed by facsimile transmission, which facsimile signatures shall be considered original executed counterparts for purposes of this paragraph, and each party to this Letter Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party to this Letter Agreement.

      Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed copy of this letter and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.


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

                                       Very truly yours,

                                       WQN, INC.

                                       By:  /s/ B. Michael Adler
                                       Name: B. Michael Adler
                                       Title: CEO

Accepted and Agreed:

VOIP, INC.

By:  /s/ Steven Ivester
Name: Steven Ivester
Title:   President & CEO

VOIP ACQUISITION COMPANY

By:  /s/ Steven Ivester
Name: Steven Ivester
Title:   President & CEO


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